                      SECURITIES AND EXCHANGE COMMISSION
                            450 Fifth Street, N.W.
                           Washington, D.C.   20549

                                    FORM 15

            Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934.

                                             Commission File Nos.    33-50527
                                                                     33-53881
                                                                     --------

             Green Tree Financial Corporation, Seller and Servicer
Manufactured Housing Contract Senior/Subordinate Pass-Through Certificate Trust,
                                 Series 1994-5
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            (Exact name of registrant as specified in its charter)

     1100 Landmark Towers, 345 St. Peter Street, St. Paul, MN 55102-1639,
                                (612) 293-3400
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                  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


             Green Tree Financial Corporation, Seller and Servicer
Manufactured Housing Contract Senior/Subordinate Pass-Through Certificate Trust,
                                 Series 1994-5
           6.60% Class A-1     7.95% Class A-4      8.25% Class B-1
           7.30% Class A-2     8.30% Class A-5      8.55% Class B-2
           7.60% Class A-3
           --------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
           --------------------------------------------------------
             (Titles of all other classes of securities for which
                     a duty to file reports under Section
                            13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [  ]   Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)        [  ]   Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)         [  ]   Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)        [  ]   Rule 15d-6              [X]
Rule 12h-3(b)(1)(i)         [  ]

Approximate number of holders of record as of the certificate or notice date: 57
                                                                              --

     Pursuant to the requirements of the Securities Exchange Act of 1934, Green Tree Financial Corporation, on behalf of Manufactured Housing Contract Senior/Subordinate Pass-Through Certificate Trust 1994-5 has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 15, 1997    By:  GREEN TREE FINANCIAL CORPORATION
                                 as Seller and Servicer with respect to
                                 Manufactured Housing Contract
                                 Senior/Subordinate Pass-Through Certificate
                                 Trust, 1994-5


                              By:  /s/ Phyllis A. Knight
                                   ---------------------------------------
                                   Phyllis A. Knight
                                   Vice President and Treasurer